Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-253511, 333-253513, and 333-273553 on Form S-3 and Registration Statement No. 333-273871 and 333-280234 on Form S-8 of our reports dated March 11, 2025, relating to the financial statements of Groupon, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 11, 2025